Exhibit 3.1

CERTIFICATE OF OWNERSHIP

MERGING

NEOPROBE NAME CHANGE, INC.

INTO

NEOPROBE CORPORATION

(Subsidiary into parent pursuant to Section 253 of the General Corporation Law of Delaware)

* * * * * * *

Neoprobe Corporation, a corporation incorporated on the 28th day of April, 1988, pursuant to the provisions of the General Corporation Law of the State of Delaware (the "Corporation");

DOES HEREBY CERTIFY:

FIRST:  That the Corporation owns all of the capital stock of Neoprobe Name Change, Inc., a corporation incorporated on the 15th day of August, 2011, pursuant to the provisions of the General Corporation Law of the State of Delaware, and that the Corporation, by a resolution of its Board of Directors duly adopted on the 16th day of August, 2011, determined to merge into itself the Subsidiary, which resolution is in the following words to wit:

WHEREAS, the Corporation lawfully owns all the outstanding shares of Neoprobe Name Change, Inc. (the “Subsidiary”), a corporation organized and existing under the laws of the State of Delaware;

WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation and its stockholders that the Subsidiary be merged with and into the Corporation on January 5, 2012, at 12:01 a.m. eastern time (the “Effective Date”);

WHEREAS, it is intended that the merger be considered a tax-free plan of reorganization of the Subsidiary pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Board of Directors deems it to be in the best interest of the Corporation and its stockholders that the Corporation’s name be changed to Navidea Biopharmaceuticals, Inc., pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, as of the Effective Date.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation merge into itself the Subsidiary and assume all of said Subsidiary’s liabilities and obligations as of the Effective Date.

FURTHER RESOLVED, that pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, the name of the Corporation is Navidea Biopharmaceuticals, Inc. as of the Effective Date, and Article One of the Amended and Restated Certificate of Incorporation of the Corporation, as corrected February 18, 1994, and amended June 27, 1994, June 3, 1996, March 17, 1999, May 9, 2000, June 13, 2003, July 29, 2004, June 22, 2005, November 20, 2006, December 26, 2007, April 30, 2009, July 27, 2009 and August 2, 2010, is changed to read as follows:

ARTICLE ONE

The name of the corporation is Navidea Biopharmaceuticals, Inc.

FURTHER RESOLVED, that the appropriate officers of the Corporation be and they hereby are directed to make, execute, and acknowledge a certificate of ownership setting forth a copy of the resolutions to merge the Subsidiary into the Corporation and to assume the Subsidiary’s liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County.

FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized to do any and all things and to take any and all actions, whether within or without the State of Delaware, including executing, delivering, acknowledging, filing, recording, and sealing all documents, certificates, statements, or other instruments, and the making of any expenditures, which they deem necessary or advisable in order to carry out the intent and purposes of these resolutions.

SECOND:  That anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the time that this merger filed with the Secretary of State of Delaware becomes effective.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer this 15th day of December, 2011.

Neoprobe Corporation

By:	/s/ Brent L. Larson
Brent L. Larson, Senior Vice President and
Chief Financial Officer